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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT

                         Pursuant To Section 13 or 15(d)
                     of the Securities Exchange Act of 1934




         Date of Report (Date of earliest event reported): June 13, 2003



                             Brandywine Realty Trust
                 ----------------------------------------------
                 (Exact name of issuer as specified in charter)



            MARYLAND                    1-9106                  23-2413352
  (State or Other Jurisdiction        (Commission           (I.R.S. Employer
       of Incorporation or               file                 Identification
          Organization)                 number)                  Number)



                          401 Plymouth Road, Suite 500
                      Plymouth Meeting, Pennsylvania 19462
                    (Address of principal executive offices)


                                 (610) 325-5600
              (Registrant's telephone number, including area code)



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Item 5.              Other Events and Regulation FD Disclosure

         On June 13, 2003, we, together with our operating partnership subsidiary, entered into an Underwriting Agreement with Citigroup Global Markets Inc. (the "Underwriter") pursuant to which we agreed to sell to the Underwriter an aggregate of 2,000,000 of our common shares of beneficial interest. We have granted the Underwriter an option to purchase up to 300,000 additional common shares to cover over-allotments. The common shares are to be sold pursuant to an underwriting agreement (a copy of which is attached at Exhibit 1.1) at a price to the public of $24.70 per share ($23.60 per share after reduction for underwriting discounts and commissions).

         We will use the net proceeds, less estimated expenses, of $47,050,000, to repay indebtedness; to fund potential acquisitions of office or industrial properties (although no definitive agreements to acquire any such properties have been entered into); and for working capital purposes. Closing of the offering of Common Shares pursuant to the underwriting agreement is subject to customary closing conditions.

Item 7.           Financial Statements and Exhibits

Exhibit

1.1 Underwriting Agreement among the Company, Brandywine Operating Partnership, L.P. and Citigroup Global Markets Inc.


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                                   Signatures

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                    Brandywine Realty Trust


Date: June 13, 2003                 By:  Gerard H. Sweeney
                                         -------------------------------------
                                         Gerard H. Sweeney
                                         President and Chief Executive Officer


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EXHIBIT INDEX


Exhibit
  No.                   Description
-------                 -----------


1.1 Underwriting Agreement among the Company, Brandywine Operating Partnership, L.P. and Citigroup Global Markets Inc.